Exhibit 9.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 20, 2009 (this “Agreement”), by and between Alesco Financial Inc., a Maryland corporation (“Alesco”), and Cohen Bros. Financial, LLC (the “Member”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).

W I T N E S S E T H:

WHEREAS, Alesco, Cohen Brothers, LLC, a Delaware limited liability company (“Cohen”), and Fortune Merger Sub, LLC are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof, as it may be amended or supplemented from time to time (the “Merger Agreement”), pursuant to which at the Closing a merger will occur resulting in the combination of Alesco and Cohen (the “Merger”);

WHEREAS, as of the date hereof, the Member owns of record, or has the power to vote, the outstanding voting equity securities of Cohen (the “Voting Securities”) listed on the signature page hereto (the “Existing Voting Securities”);

WHEREAS, the Member wishes to undertake certain obligations to Alesco with respect to the Existing Securities and any other Voting Securities that the Member may become the owner of record of, or with respect to which the Member obtains the power to vote, after the date of this Agreement and which would have been Existing Voting Securities if owned, or if the Member had the power to vote such Voting Securities, on the date of this Agreement (such Voting Securities, together with the Existing Voting Securities, the “Total Voting Securities”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. Except as otherwise provided in this Agreement and except as prohibited by applicable law, the Member agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the meeting of the members of Cohen called to consider and act upon the approval of the Merger Agreement (the “Cohen Members’ Meeting”) or any other meeting of the members of Cohen at which any of the matters described below in Section 1.1(b) are to be voted upon, however called (and including any postponement or adjournment of any such meeting), or in connection with any written consent of the members of Cohen with respect to any of the matters described in Section 1.1(b), the Member shall:

(a) appear at each such meeting (in person or by proxy) or otherwise cause all Total Voting Securities owned of record by the Member, or with respect to which the Member has the power to vote, in each case as of the record date used for determining the holders of Voting Securities entitled to vote at such meeting or to deliver such consent (the “Record Date”) to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all Total Voting Securities owned of record by the Member or as to which the Member has the power to vote, in each case as of the Record Date, (i) in favor of adoption of the Merger Agreement and any other action of the Cohen members requested by Cohen in furtherance thereof, and (ii) against (A) any action, agreement or transaction submitted for approval of the Cohen members that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Member contained in this Agreement or of Cohen contained in the Merger Agreement, (B) against any Takeover Proposal or any other proposal, action, agreement or transaction submitted for approval to the Cohen members that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the Merger, the Merger Agreement or this Agreement, and (C) any changes in the management or board of managers of Cohen.

1.2 No Inconsistent Agreements. The Member hereby covenants and agrees that, except as set forth on the signature page hereof and except for actions taken in furtherance of this Agreement, the Member (i) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Total Voting Securities owned of record by the Member or with respect to which the Member has the power to vote and (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Total Voting Securities, other than to vote in accordance with the provisions of Section 1.1.

1.3 Proxy. Member constitutes and appoints Alesco and Daniel Munley, from and after the date hereof until the earlier to occur of the termination of this Agreement pursuant to Section 4.2 (at which point such constitution and appointment shall automatically be revoked), as Member’s attorney, agent and proxy (an “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all of Member’s Total Voting Securities at any annual, special or other meeting of the members of Cohen, and at any adjournment or postponement thereof, and in any action by written consent of the Cohen members on the matters and in the manner specified in Section 1.1. EACH SUCH PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND

COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM SUCH MEMBER MAY TRANSFER ANY OF ITS TOTAL VOTING SECURITIES IN BREACH OF THIS AGREEMENT. Member hereby revokes all other proxies and powers of attorney with respect to all of Member’s Total Voting Securities that may have heretofore been appointed or granted with respect to the matters covered by Section 1.1, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by Member with respect hereto on the matters covered by Section 1.1. All authority conferred or agreed to be conferred by Member in this Section 1.3 shall survive the death or incapacity of Member and any obligation of Member under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of Member. It is agreed that Alesco and Daniel Munley will not use the Irrevocable Proxy granted by Member unless Member fails to comply with Section 1.1 and that, to the extent Alesco or Daniel Munley uses any such Irrevocable Proxy, it will only vote Member’s Total Voting Securities subject to such Irrevocable Proxy with respect to the matters specified in and in accordance with the provisions of Section 1.1.

Member shall not be liable for any breach of this Agreement arising out of any exercise of the Irrevocable Proxy granted to Alesco or Daniel Munley pursuant to this Section 1.3.

1.4 No Other Restrictions. Except as set forth in Section 1.1 or Section 1.4, the Member shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the members of Cohen.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Member. Except as set forth on the signature page hereof, the Member hereby represents and warrants to Alesco as follows as of the date hereof:

(a) Authorization; Validity of Agreement; Necessary Action. The Member is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by the Member, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Member. The Member has all necessary power and capacity to enter into, execute and deliver this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Member and, assuming this Agreement constitutes a valid and binding obligation of

Alesco, constitutes a valid and binding obligation of the Member, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general equitable principles).

(b) Ownership. The Existing Voting Securities are owned of record by the Member or the Member has the sole power to vote such Existing Voting Securities. The Existing Voting Securities constitute all voting equity securities of Cohen held of record by Member or for which voting power is held by the Member. The Member has sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Voting Securities, with no limitations, qualifications or restrictions on such rights, subject to applicable federal and state securities laws and the terms of this Agreement. The Member has good title to the Existing Voting Securities, free and clear of any Encumbrances.

(c) No Violation. Except for any applicable requirements of the Securities Exchange Act of 1934, as amended, the execution and delivery of this Agreement by the Member does not, and the performance by the Member of its obligations under this Agreement will not, (i) require any consent, approval, authorization of other order of, action by, filing with, or notification to any Governmental Authority, (ii) violate or conflict with or result in the breach of any provision of the organizational documents of Member, (iii) cause a violation by Member of any law, ordinance or regulation of any Governmental Authority applicable to the Member or by which any of the Existing Voting Securities is bound or (iv) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance on the properties or assets of the Member pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Member is a party or by which any of the Existing Voting Securities is bound, except, in the case of clauses (i), (iii) and (iv), as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Member to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Transfers.

(a) Except as hereinafter provided in this Section 3.1, the Member hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby or by the Merger Agreement, not to sell, transfer (including by merger, operation of law, dissolution, distribution, dividend or otherwise), pledge, encumber, assign, deposit into a voting trust, distribute, gift or otherwise dispose of, any Total Voting Securities owned of record by the Member or any options, warrants or other rights to acquire additional Voting Securities (collectively, “Options”) owned of record by the Member or any Beneficial Ownership thereof (collectively, a “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Total Voting Securities or Options acquired of record by the Member after the date hereof, or any interest therein or any agreement with respect to the voting thereof.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 3.1 shall prohibit (i) any Transfer (A) to any member of the Member’s family or to a trust for the benefit of the Member or any member of the Member’s family or (B) upon the death of the Member, (ii) any Transfer(s) to one or more charitable organizations described in Section 170(c) of the Internal Revenue Code of up to 15%, in the aggregate, of the amount of the Member’s Existing Voting Securities, or (iii) any Transfer pursuant to any pledge or similar agreement or Encumbrance, provided, however, that a Transfer referred to in clause (i) shall be permitted only if (A) the Member provides at least five calendar days’ notice to Alesco of the proposed Transfer, and (B) as a precondition to such Transfer, the transferee agrees in a writing reasonably satisfactory to Alesco to be bound by the terms of this Agreement or executes a Voting Agreement substantially in the form of this Agreement with respect to such Transferred Voting Securities or Options; and a Transfer referred to in clause (iii) shall be permitted only if as a precondition to such Transfer, the transferee agrees in writing to be bound by the terms of this Agreement.

(c) Nothing in Section 3.1(a) shall preclude or limit the conversion or exercise of any Options.

(d) Notwithstanding anything to the contrary in this Section 3.1, nothing in Section 3.1(a) shall permit any Transfer that would create any material impediment or delay the performance or consummation of the Merger Agreement, the Merger or this Agreement.

(e) As used herein, “Beneficial Ownership” has the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (disregarding the reference to “within 60 days” in Rule 13d-3(d)(1)(i)).

3.2 Dividends and Distributions. In case of a stock dividend or distribution, or any change in the Voting Securities by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Voting Securities” shall be deemed to refer to and include the Voting Securities as well as all such stock dividends and distributions and any securities into which or for which any or all of the Voting Securities may be changed or exchanged or which are received in such transaction.

3.3 Notification. The Member agrees, while this Agreement is in effect, to notify Alesco promptly in writing of the number of any additional Voting Securities acquired by the Member, if any, after the date hereof.

3.4 Representations and Warranties. The Member agrees, while this Agreement is in effect, not to (i) take, agree or commit to take any action that would make any representation and warranty of the Member, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

ARTICLE IV

MISCELLANEOUS

4.1 Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, no party to this Agreement shall have any liability for damages to any other party for any breach or violation of this Agreement unless such breach or violation was willful or intentional.

4.2 Termination. This Agreement shall terminate upon the earliest to occur of (i) the date and time at which, in the Cohen Members’ Meeting or any other meeting of the members of Cohen, a vote is taken regarding the adoption of the Merger Agreement and a quorum is present, (ii) the date and time of termination of the Merger Agreement in accordance with its terms, (iii) the written agreement of Member and Alesco to terminate the Agreement. In addition, Member shall have the right to terminate this Agreement if the Merger Agreement is amended to decrease the C&C Class C Stock Merger Consideration, the C&C Class A/B Stock Merger Consideration or the C&C Class A/B Unit Merger Consideration, provided, that the Member sends notice to Alesco of the Member’s election to terminate within seven days after public announcement of any such amendment, in which case this Agreement shall terminate on the date Alesco receives such notice. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful or intentional breach or violation of this Agreement prior to such termination.

4.3 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.4 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Alesco any direct or indirect ownership or incident of ownership of or with respect to any Total Voting Securities. All rights, ownership and economic benefits of and relating to the Total Voting Securities shall remain vested in and belong to the Member and this agreement shall not vest in Alesco any authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Cohen or any power or authority to direct the Member in the voting of any of such Total Voting Securities, except as otherwise provided herein.

4.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or email:

(a) if to Alesco to:

Alesco Financial Inc.

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Attention: John J. Longino

Facsimile: (212) 701-8282

(b) if to the Member to the address listed next to his/her name on the signature page hereto, with a copy to:

Cohen Brothers, LLC

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Attention: Joseph Pooler

Facsimile: (215) 701-8280

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email receipt of such notice, request, instruction or other document is confirmed by telephone); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

4.6 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge of the Member. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.7 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

4.8 Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, and representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

4.9 Governing Law and Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN THE STATE OF DELAWARE.

(a) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 4.9 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE.

4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.11 Enforcement. The parties agree that in the event that the Member fails to perform any of its obligations under this Agreement in accordance with their specific terms, Alesco may not have an adequate remedy at law. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

4.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

4.13 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.14 Member Capacity. By executing and delivering this Agreement, the Member makes no agreement or understanding herein in his or her capacity or with respect to his or her actions as a manager, officer or employee of Cohen. The Member is signing and entering into this Agreement solely in his or her capacity as the record owner of the Total Voting Securities or in his or her capacity as the individual with voting power with respect to the Total Voting Securities, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by Member in its capacity as an employee, officer or manager of Cohen or in any other capacity and no such actions shall be deemed to be a breach of this Agreement. Nothing contained in this Agreement will restrict, limit, prohibit or preclude the Member from exercising or discharging his or her fiduciary duties as an officer or manager of Cohen under applicable law. Any trustee executing this Agreement is executing this Agreement solely in his or her fiduciary capacity and shall have no personal liability or obligation under this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

ALESCO FINANCIAL INC.

By:	/s/ JOHN J. LONGINO
	Name:	JOHN J. LONGINO
	Title:	CHIEF FINANCIAL OFFICER AND TREASURER

VOTING AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first written above.

Number of Units:	8,500,000 Class B Units

8,500,000 Class C Units

Address for notices:	430 Park Avenue, 11th Floor
New York, NY 10022

COHEN BROS. FINANCIAL, LLC

	By:	/s/ DANIEL G. COHEN
Name: Daniel G. Cohen, Managing Member

Exceptions to Provisions of the Voting Agreement

The Existing Voting Securities are subject to a Parent Collateral Pledge Agreement, dated July 27, 2007, by Cohen Bros. Financial, LLC in favor of TD Bank, N.A. (successor by merger to Commerce Bank, N.A.).